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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   -----------

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)(1)

                  Lumenon Innovative Lightwave Technology, Inc.
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                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
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                         (Title of Class of Securities)

                                   55024L 10 9
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                                 (CUSIP Number)

                                December 31, 2001
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             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)
[X]    Rule 13d-1(c)
[X]    Rule 13d-1(d)


-----------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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 CUSIP NO. 55024L 10 9                 13G                   PAGE 2 OF 9 PAGES
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1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Mark P. Andrews
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                    (b) [ ]
         Not Applicable
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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada
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                        5.       SOLE VOTING POWER

                                 200,000 shares (1)
      NUMBER OF         --------------------------------------------------------
       SHARES           6.       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  4,735,000 shares (2)
        EACH            --------------------------------------------------------
     REPORTING          7.       SOLE DISPOSITIVE POWER
       PERSON
        WITH                     200,000 shares (1)
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER

                                 4,735,000 shares (2)
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,935,000
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                       [ ]

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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.6%
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12.      TYPE OF REPORTING PERSON*

         IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

        (1) Consists of options exercisable within 60 days of December 31, 2001.
        (2) 4,687,500 of these shares are directly owned by Andrewma Holding Inc. 3474445 Canada Inc. is the sole stockholder of Andrewma Holding Inc. and Mark P. Andrews is the sole stockholder of 3474445 Canada Inc. Mark P. Andrews exercises voting power and dispositive power with respect to these shares solely in his capacity as sole stockholder of 3474445 Canada Inc. 47,500 of these shares are held by the spouse of Mark P. Andrews. Mark P. Andrews disclaims beneficial ownership of these shares.


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------------------------                                 -----------------------
 CUSIP NO. 55024L 10 9                 13G                   PAGE 3 OF 9 PAGES
------------------------                                 -----------------------

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrewma Holding Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                     (b) [ ]
         Not Applicable
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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Nevada
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                       5.       SOLE VOTING POWER

                                4,687,500 shares (1)
      NUMBER OF        ---------------------------------------------------------
       SHARES          6.       SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                  0 shares
        EACH           ---------------------------------------------------------
      REPORTING        7.       SOLE DISPOSITIVE POWER
       PERSON
        WITH                    4,687,500 shares (1)
                       ---------------------------------------------------------
                       8.       SHARED DISPOSITIVE POWER

                                0 shares
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,687,500
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.0%
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12.      TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         (1) As exercised by its sole stockholder, 3474445 Canada Inc. Mark P. Andrews is the sole stockholder of 3474445 Canada Inc.

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------------------------                                 -----------------------
 CUSIP NO. 55024L 10 9                 13G                   PAGE 4 OF 9 PAGES
------------------------                                 -----------------------

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         3474445 Canada Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                    (b) [ ]
         Not Applicable
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3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada
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                               5.       SOLE VOTING POWER

       NUMBER OF                        0 shares
        SHARES                 -------------------------------------------------
     BENEFICIALLY              6.       SHARED VOTING POWER
       OWNED BY
         EACH                           4,687,500 shares (1)
       REPORTING               -------------------------------------------------
        PERSON                 7.       SOLE DISPOSITIVE POWER
         WITH
                                        0 shares
                               -------------------------------------------------
                               8.       SHARED DISPOSITIVE POWER

                                        4,687,500 shares (1)
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,687,500
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         (1) These shares are directly owned by Andrewma Holding Inc. 3474445 Canada Inc. is the sole stockholder of Andrewma Holding Inc. and exercises voting power and dispositive power with respect to these shares solely in its capacity as sole stockholder of Andrewma Holding Inc.


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 CUSIP NO. 55024L 10 9                 13G                   PAGE 5 OF 9 PAGES
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Item 1   (a)       NAME OF ISSUER:

                   Lumenon Innovative Lightwave Technology, Inc.

Item 1   (b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   8851 TransCanada Highway
                   St-Laurent, Quebec  Canada H4S 1Z6

Item 2   (a)       NAME OF PERSON FILING:

                   Mark P Andrews
                   Andrewma Holding Inc.
                   3474445 Canada Inc.

Item 2   (b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE:

                   c/o Lumenon Innovative Lightwave Technology, Inc. 8851 Transcanada Highway
                   St-Laurent, Quebec  Canada H4S 1Z6

Item 2   (c)       CITIZENSHIP:

                   Mark P. Andrews:           Canada
                   Andrewma Holding Inc.:     Nevada
                   3474445 Canada Inc.:       Canada

Item 2   (d)       TITLE OF CLASS OF SECURITIES:

                   Common Stock, $.001 par value

Item 2   (e)       CUSIP NUMBER:

                   55024L 10 9

Item 3             DESCRIPTION OF PERSON FILING:

                   Not Applicable

Item 4             OWNERSHIP:

          (a)      AMOUNT BENEFICIALLY OWNED:

                   Mark P. Andrews:           4,935,000
                   Andrewma Holding Inc.:     4,687,500
                   3474445 Canada Inc.:       4,687,500

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 CUSIP NO. 55024L 10 9                 13G                   PAGE 6 OF 9 PAGES
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         (b)       PERCENT OF CLASS:

                   Mark P. Andrews:           12.6%
                   Andrewma Holding Inc.:     12.0%
                   3474445 Canada Inc.:       12.0%

         (c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)       Sole power to vote or to direct the vote:

                   Mark P. Andrews:           200,000 shares
                   Andrewma Holding Inc.:     4,687,500 shares
                   3474445 Canada Inc.:       0 shares

         (ii)      Shared power to vote or to direct the vote:

                   Mark P. Andrews:           4,735,000 shares
                   Andrewma Holding Inc.:     0 shares
                   3474445 Canada Inc.:       4,687,500 shares

         (iii)     Sole power to dispose or to direct the disposition of:

                   Mark P. Andrews:           200,000 shares
                   Andrewma Holding Inc.:     4,687,500 shares
                   3474445 Canada Inc.:       0 shares

         (iv)      Shared power to dispose or to direct the disposition of:

                   Mark P. Andrews:           4,735,000 shares
                   Andrewma Holding Inc.:     0 shares
                   3474445 Canada Inc.:       4,687,500 shares

Item 5             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                   Not Applicable

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 CUSIP NO. 55024L 10 9                 13G                   PAGE 7 OF 9 PAGES
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Item 6             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON:

                   Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                   Not Applicable

Item 8             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                   This Schedule 13G/A is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationship among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

Item 9             NOTICE OF DISSOLUTION OF A GROUP:

                   Not Applicable

Item 10            CERTIFICATION:

                   3474445 Canada Inc.

                   By signing below, the undersigned certifies on behalf of 3474445 Canada Inc. that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                         [SIGNATURES ON FOLLOWING PAGE]


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 CUSIP NO. 55024L 10 9                 13G                   PAGE 8 OF 9 PAGES
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                                    SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

                                          FEBRUARY 13, 2002
                                          -------------------------------------
                                          DATE

                                          MARK P. ANDREWS

                                          /s/ Mark P. Andrews
                                          -------------------------------------

                                          ANDREWMA HOLDING INC.

                                          By:  /s/ Mark P. Andrews
                                               --------------------------------
                                               Mark P. Andrews
                                               President

                                          3474445 CANADA INC.

                                          By:  /s/ Mark P. Andrews
                                               --------------------------------
                                               Mark P. Andrews
                                               President



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 CUSIP NO. 55024L 10 9                 13G                   PAGE 9 OF 9 PAGES
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                                    EXHIBIT A


Pursuant to Rule 13d-1(k)(1) of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of them in the capacities set forth below.


Dated:   FEBRUARY 13, 2002                  MARK P. ANDREWS
         -----------------

                                            /s/ Mark P. Andrews
                                            -----------------------------------

                                            ANDREWMA HOLDING INC.

                                            By:  /s/ Mark P. Andrews
                                                 ------------------------------
                                                 Mark P. Andrews
                                                 President

                                            3474445 CANADA INC.

                                            By:  /s/ Mark P. Andrews
                                                 ------------------------------
                                                 Mark P. Andrews
                                                 President